EXHIBIT 10.24

2004 Rayonier Incentive Stock and Management Bonus Plan

RULES ADOPTED BY THE

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

RELATING TO GRANTING OF PERFORMANCE SHARES

The following are the rules and regulations (the “Rules”) adopted by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Rayonier Inc. (“Rayonier”) for the administration of Performance Share Awards under the provisions of the 2004 Rayonier Incentive Stock and Management Bonus Plan (the “Plan”). The Rules have been adopted in accordance with sections 4, 6 and 12(c) of the Plan. Any or all of the Rules may be amended or suspended by the Committee at any time without prior notification to the Plan participants. In the event of any conflict between the provisions of these Rules and the Plan, the Plan shall prevail.

1.	Participation in the Performance Share Award program is restricted to select Rayonier executives in Salary Grade 23 and above. At the time of award, the participant will be issued a Notice evidencing the grant of a Performance Share Award and the criteria to be used to calculate the ultimate payment value of the award upon vesting. The amount of the Performance Share Award cited in such Notice shall represent the number of Performance shares awarded and the Share Award Valuation Formula. Such valuation shall be a function of Rayonier Total Shareholder Return (“TSR”) as measured against the quintile performance ranking to that of a targeted peer group of companies for the designated performance period.

The Committee reserves the right to add, delete or substitute a company in the list of peer group companies at any time, if for any reason it determines that such a change is appropriate to reflect the goals of the Performance Share Award program. Without limiting the scope of the foregoing, the Committee may remove a company from the peer group of companies if the Committee determines that the share price of the stock of that company has become too volatile or reflects unusual activity, such as a tender offer or sale of significant assets or otherwise is inappropriate to continue to be included in the peer group of companies.

2.	Only active, full-time continuous service from the date of award through the Vesting Date shall be considered for the purposes of vesting, except that should a grantee die, become totally and permanently disabled or retire after the award, but prior to the Vesting Date, vesting and payment with respect to a particular Class Year award then remaining unvested, shall be prorated, based upon the number of full months lapsed since the date of the Award. Prorata payment of the final Award values, if any, will be based upon the final payment value of the Award applicable for all participants, as determined on the regularly scheduled Vesting Date for the particular Class Year Award.

3.	In the event of voluntary termination of employment, other than for death, permanent disability or retirement, as described above, and involuntary termination for other than just cause, the provisions of sections 6(e) and (f) of the Plan, relative to termination events, shall apply.

4.	Notwithstanding the foregoing, the Committee, as requested by management, reserves the right to determine vesting and payment in cases involving unusual and special circumstances on an individual basis.

These rules and regulations were adopted by the Committee at their meeting of December 11, 2003 and will apply to all 2004 awards granted and to future awards, and may be changed at any time by the Committee.